UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 27, 2008

SIMTROL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10927	58-2028246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Guthridge Court, Suite 250, Norcross, Georgia		30092
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(770) 242-7566

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2008, Simtrol, Inc. (the "Company") elected Ms. Lee D. Wilder to the Board of Directors and named Ms. Wilder to the Company’s Audit and Compensation Committees. Her compensation as a Company board member will consist of the following:

•
The Company granted nonqualified stock options to purchase 50,000 shares of Company stock on February 27, 2008, at an exercise price of $0.70 per share. These options vest immediately and have a five-year life. The Company will grant nonqualified stock options to purchase 25,000 shares of Simtrol, Inc. for each additional year in which Ms. Wilder serves on the Board (members currently voted to serve until next Annual Meeting of the Company Shareholders) at the fair market value on the date of the grant.

•	The Company granted nonqualified stock options to purchase 10,000 shares of Simtrol common stock participation in the Audit and Compensation Committees.
•
Non-employee members of the Board currently receive shares of Company stock for attendance at Board meetings in the following amounts, payable at quarter-end at the then applicable market price as follows:

o	$1000 per in-person meeting
o	$500 per phone meeting
o	$200 per committee meeting

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMTROL, INC.

By:	/s/ Stephen N. Samp
Stephen N. Samp
Chief Financial Officer

Dated: March 4, 2008